Exhibit 3.1A

October 31, 2018 The Bank of New York Mellon 2 Hanson Place, 12th Floor New York, New York 11217 Attn: UIT Department	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Re:	Alaia Market Linked Trust, Series 7-1

Ladies and Gentlemen:

We have acted as counsel to Alaia Market Linked Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of units of Defined Preservation 95 Fund, Series 7-1, a series of the Trust.

In rendering this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(1)           Amendment No. 3 to the Registration Statement (the “Registration Statement”) on Form S-6, including a preliminary prospectus (the “Prospectus”) relating to the units of undivided beneficial interests in Defined Preservation 95 Fund, Series 6-3 series of the Trust (each, a “Unit”), filed by the Trust with the Securities and Exchange Commission (the “Commission”) on or about October 31, 2018;

(2)           the Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 2, 2015;

(3)           the Master Trust Agreement, dated as of September 2, 2015 (the “Master Trust Agreement”), among Beech Hill Securities (the “Depositor”), Alaia Capital, LLC (the “Company”) and The Bank of New York Mellon (the “Trustee”);

(4)           a form of Series Trust Agreement (the “Series Trust Agreement”), to be entered into among the Depositor, the Company and the Trustee with respect to Defined Preservation 95 Fund, Series 7-1 series of the Trust, which is an exhibit to the Registration Statement;

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(5)           the Standard Terms and Conditions of Trust for Alaia Market Linked Trust dated November 18, 2016, as amended by a First Amendment dated as of September 5, 2017 (the “Standard Terms” and, together with the Master Trust Agreement and the Series Trust Agreement, the “Trust Agreement”), entered into among the Depositor, the Company and the Trustee, which is to be incorporated by reference into the Series Trust Agreement and a form of which is an exhibit to the Registration Statement; and

(6)           Certificate of Good Standing for the Trust, dated October 29, 2018, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have also assumed:

(i) that the Series Trust Agreement will be executed and delivered by the parties thereto in substantially the form reviewed by us and that when the Units are issued, the Master Trust Agreement, the Series Trust Agreement, the Standard Terms and the Certificate of Trust will be in full force and effect and will not have been amended;

(ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation;

(iii) the legal capacity of natural persons who are signatories to the documents examined by us;

(iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents;

(v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us;

(vi) that the Units will be duly issued and sold to Persons (collectively, the “Unitholders”) in accordance with the Trust Agreement and the Registration Statement; and

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(vii) the Trustee shall have received on behalf of the Trust the assets to be delivered to it pursuant to the Series Trust Agreement.

No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Units. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. In rendering this opinion, without independent verification, and with your permission, we have relied solely upon an opinion of Richards, Layton & Finger, P.A. (the “Local Counsel Opinion”), special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Units, and our opinion is subject to the assumptions, qualifications, limitations and exceptions set forth in the Local Counsel Opinion, which are incorporated herein by reference.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

(1)       The Trust is validly existing in good standing as a statutory trust under the Statutory Trust Act.

(2)        The Units of the Trust will represent valid and fully paid and nonassessable beneficial interests in the assets of the Trust.

This opinion is not to be quoted in whole or in part, summarized or otherwise referred to, nor is not to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Notwithstanding the previous paragraph, we consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

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